Execution Version
FIRST AMENDMENT TO INDENTURE
THIS FIRST AMENDMENT TO INDENTURE (this “Amendment”), dated as of March 6, 2026, by and among KLX Energy Services Holdings, Inc., a Delaware corporation (the “Issuer”), each of the Guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association, as trustee (in such capacity, together with its successors and assigns, the “Trustee”) and as notes collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”).
R E C I T A L S
A.The Issuer, the Guarantors, the Trustee and the Collateral Agent are parties to that certain Indenture dated as of March 12, 2025 (the “Indenture”), providing for the issuance of (a) the Senior Secured Floating Rate Cash / PIK Notes due 2030, (b) from time to time PIK Notes and (c) any Additional Notes (collectively, the “Notes”).
B.Pursuant to Section 12.02 of the Indenture, the Issuer, the Guarantors, the Trustee and the Collateral Agent are authorized to execute and deliver this Amendment to amend the Indenture with the written consent of the Controlling Parties (the “Required Consents”).
C.The Issuer has requested and received the Required Consents from the Controlling Parties to the amendments to the Indenture contained herein and the execution of this Amendment.
D.The Issuer has delivered to the Trustee, in accordance with Sections 12.02 and 12.06 of the Indenture, an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Amendment is authorized or permitted by the Indenture.
E.The Issuer has requested that the Trustee and the Collateral Agent execute and deliver this Amendment.
F.NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein but not otherwise defined herein (including in the preliminary paragraph and in the recitals hereof) has the meaning given such term in the Indenture. Unless otherwise indicated, all article and section references in this Amendment refer to articles and sections of the Indenture.
Section 2.Amendments to Indenture. Effective as of the First Amendment Effective Date (defined below):
2.1New Definitions. Section 1.01 of the Indenture is hereby amended to add the following new definitions to such section in alphabetical order:
“Financial Covenant Relief Period” means the period commencing with the first day of the Test Period ending December 31, 2025 and ending with, and including, the last day of the Test Period ending March 31, 2027.

“First Amendment” means that certain First Amendment to Indenture dated as of the First Amendment Effective Date, by and among the Issuer, the Guarantors party thereto, the Trustee, and the Collateral Agent.
“First Amendment Effective Date” means March 6, 2026.
“Insurance Collateral LC Obligations” has the meaning assigned to such term in Section 6.01(u).
“Permitted Cure Securities” means any Equity Interests (other than Disqualified Capital Stock), including, without limitation, Common Stock issued pursuant to any at-the-market offering program, the proceeds of which are utilized in connection with an Equity Cure Contribution pursuant to Section 8.10(a).
2.2Amended and Restated Definition. Section 1.01 of the Indenture is hereby amended to amend and restate the definition of “Note Documents” as set forth below:
“Note Documents” means this Indenture, the First Amendment, any further amendments hereto, any Intercreditor Agreement, the Notes, the Security Documents, the Intercompany Note, the Securities Purchase Agreement and other intercreditor agreements and subordination agreements entered into pursuant to the terms hereof that any Note Party is party to and any other document designated as such by the Issuer, in each case as amended, amended and restated, restated, supplemented and/or modified from time to time. For the avoidance of doubt, the Warrants shall not be deemed to be Note Documents.
2.3Amended and Restated Definition. Section 1.01 of the Indenture is hereby amended to amend and restate the definition of “Total Net Leverage Ratio” as set forth below:
“Total Net Leverage Ratio” means, at any date of determination, the ratio of (a)(x) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries on such date minus (y) Unrestricted Cash of the Issuer and its Restricted Subsidiaries on such date in an amount not to exceed $25,000,000 to (b) Consolidated EBITDA for the Test Period then most recently ended; provided, that, solely for purposes of determining compliance with Section 6.08(a) during the Financial Covenant Relief Period, Total Net Leverage Ratio shall be calculated without giving effect to the Indebtedness described in clause (d) of the definition thereof.
2.4Amendment to Indebtedness Covenant. Section 6.01 of the Indenture is hereby amended by replacing existing clause (u) in its entirety to read as follows:
(u)    Indebtedness arising under or in connection with the issuance of letters of credit or other forms of credit support under any insurance collateral funding arrangement or substitute insurance collateral facility (“Insurance Collateral LC Obligations”) issued for the account of any Group Member in favor of any insurance company or other insurer to secure insurance obligations of any Group

Member; provided, that, the aggregate face amount of all Insurance Collateral LC Obligations outstanding under this clause (u) shall not exceed $6,700,000;
2.5Amendment to Liens Covenant. Section 6.02 of the Indenture is hereby amended by (x) deleting the word “and” at the end of clause (gg), (y) replacing the period at the end of clause (hh) with “; and” and (z) inserting a new clause (ii) immediately following clause (hh) to read in full as follows:
(ii)    Liens in respect of cash collateral securing Indebtedness incurred pursuant to Section 6.01(u).
2.6Amendment to Financial Covenant. Section 6.08(a) of the Indenture is amended and restated in its entirety to read as follows:
(a)    Total Net Leverage Ratio. Except with the written consent of the Controlling Parties, permit the Total Net Leverage Ratio as of the last day of and for any Test Period (commencing, for the avoidance of doubt, with the Test Period ending March 31, 2025) to be greater than the Total Net Leverage Ratio set forth below opposite such Test Period:

Test Period Ending	Total Net Leverage Ratio
March 31, 2025 through and including March 31, 2027	4.50:1.00
June 30, 2027 through and including March 31, 2028	3.50:1.00
June 30, 2028 through and including March 31, 2029	3.00:1.00
June 30, 2029, and thereafter	2.50:1.00

2.7Amendment to Equity Cure. Section 8.10(a) of the Indenture is hereby amended to replace the phrase “the then existing direct or indirect equity holders of Issuer shall have the right to make an equity investment, directly or indirectly (which equity contribution (whether direct or indirect) shall not be Disqualified Capital Stock), in Issuer in cash on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.03(a) or 5.03(b), as applicable, with respect to such Cure Quarter or the fiscal year ending on the last day of such Cure Quarter, as applicable (the “Cure Expiration Date”)” appearing in the first sentence thereof with the phrase “the Issuer shall have the right, on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.03(a) or 5.03(b), as applicable, with respect to such Cure Quarter or the fiscal year ending on the last day of such Cure Quarter, as applicable (the “Cure Expiration Date”), to designate the cash proceeds of any Permitted Cure Securities issued by the Issuer on or after the first day of any such Test Period”.
2.8Amendment to Compliance Certificate. Attachment 2 to Exhibit C is hereby amended by inserting a footnote immediately following “Capital Lease Obligations” in line (d) thereof stating the following:
“Solely for purposes of determining compliance with Section 6.08(a), to be excluded from the calculation of Total Net Leverage Ratio during the Financial Covenant Relief Period”.
Section 3.Conditions Precedent. This Amendment shall become effective on the date that each of the following conditions precedent shall have been satisfied (or waived in writing) (such date, the “First Amendment Effective Date”):
3.1Counterparts. The Trustee and Collateral Agent shall have received from the Issuer and the Guarantors counterparts of this Amendment signed on behalf of each of the parties hereto.
3.2Fees and Expenses. The Collateral Agent and Trustee shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all documented out-of-pocket expenses (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of counsel to the Collateral Agent and Trustee) required to be reimbursed or paid by the Issuer under the Indenture.
Section 4.Indenture; No Further Modification. Except as specifically provided herein, all terms, conditions and covenants contained in the Indenture, and all rights of the Collateral Agent and Trustee, shall remain in full force and effect. This Amendment shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated shall be bound hereby.
Section 5.Representations and Warranties. As of the date hereof, the Issuer represents and warrants to the Collateral Agent and Trustee that:
5.1Due Authorization; Execution and Delivery. The execution, delivery and performance of this Amendment by each of the Issuer and the Guarantors are within such Person’s powers and have been duly authorized by all necessary action on the part of such Person. This Amendment has been duly executed and delivered by each of the Issuer and the Guarantors and constitutes a legal, valid and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.2No Conflicts. The execution, delivery and performance by the Issuer and each of the Guarantors of this Amendment (i) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (x) such as have been obtained or made and are in full force and effect, (y) filings necessary to perfect Liens created by the Security Documents and (z) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate or require consent not obtained under the

Organizational Documents of the Issuer or any of its Subsidiaries, except as would not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate or result in a default under any indenture or other material agreement or instrument binding upon the Issuer or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Issuer or any of its Subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except, in each case, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, and (iv) will not violate any Requirement of Law except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect.
5.3Accuracy of Representations and Warranties. Each of the representations and warranties contained in the Indenture and the Security Documents is true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly related to any earlier date.
5.4No Default. No Default or Event of Default has occurred or is continuing or would reasonably be expected to result after giving effect to this Amendment or any other transaction contemplated hereby.
Section 6.Ratification of Liability. The Issuer and the Guarantors, as debtors, grantors, pledgors, guarantors, assignors, or in other similar capacities in which such parties grant liens or security interests in their properties or otherwise act as accommodation parties or guarantors, as the case may be, under the Security Documents, hereby ratify and reaffirm all of their payment and performance obligations and obligations to indemnify, contingent or otherwise, under each of such Security Documents to which it is a party, and ratify and reaffirm their grants of liens on or security interests in their properties pursuant to such Security Documents to which they are a party, respectively, as security for the obligations under the Security Documents, and each such Person hereby confirms and agrees that such liens and security interests hereafter secure all of the obligations under the Security Documents.
Section 7.Reference to and Effect upon the Indenture.
7.1Reaffirmation of Note Documents. Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Indenture and Security Documents, and all rights of the Trustee, the Collateral Agent and the Holders and all of the obligations under the Security Documents, shall remain in full force and effect. The Issuer and the Guarantors each hereby confirms that the Indenture and the Security Documents are in full force and effect and that the Issuer and the Guarantors do not have any right of setoff, recoupment or other offset nor any defense, claim or counterclaim with respect to any of the obligations under the Security Documents, the Indenture or any Security Document.
7.2Integration. From and after the First Amendment Effective Date, the term “Indenture” in the Indenture, and all references to the Indenture in any Security Document, shall mean the Indenture, as modified hereby.
7.3No Novation. This Amendment shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Indenture or any Security Document.
Section 8.Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The words “execute,” “execution,”

“signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Trustee, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by it.
Section 9.NO ORAL AGREEMENT. THIS AMENDMENT, THE INDENTURE AND THE SECURITY DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 10.GOVERNING LAW. THIS AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 11.Trustee and Collateral Agent Make No Representation. The Trustee and the Collateral Agent make no representation as to the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.
(SIGNATURES BEGIN NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.
Issuer:    KLX ENERGY SERVICES HOLDINGS, INC.
By:    /s/ Max Bouthillette
Name:    Max Bouthillette
Title:    Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Guarantors:    KRYPTON HOLDCO, LLC
By:    /s/ Max Bouthillette
Name:    Max Bouthillette
Title:    Vice President and Secretary
KRYPTON INTERMEDIATE, LLC
By:    /s/ Max Bouthillette
Name:    Max Bouthillette
Title:    Vice President and Secretary
KLX ENERGY SERVICES INC.
By:    /s/ Max Bouthillette
Name:    Max Bouthillette
Title:    Vice President and Secretary
KLX ENERGY SERVICES LLC
By:    /s/ Max Bouthillette
Name:    Max Bouthillette
Title:    Vice President and Secretary
[Signature Page to First Amendment – KLX Energy Services Holdings, Inc.]

KLX DIRECTIONAL DRILLING, LLC
By:    /s/ Max Bouthillette
Name:    Max Bouthillette
Title:    Vice President and Secretary
CENTERLINE TRUCKING, LLC
By:    /s/ Max Bouthillette
Name:    Max Bouthillette
Title:    Vice President and Secretary
[Signature Page to First Amendment – KLX Energy Services Holdings, Inc.]

Trustee and Collateral Agent:    U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
By:    /s/ Wally Jones
Name:    Wally Jones
Title:    Vice President

[Signature Page to First Amendment – KLX Energy Services Holdings, Inc.]